Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


September 11, 2007

              FIRST IPSWICH BANCORP PROPOSES STOCK RECLASSIFICATION
                   Community bank benefits from privatization

IPSWICH, MA - In the continuing effort to increase Bank profitability and shareholder value, First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich (FNBI), announced today it will propose the reclassification of common stock held by shareholders of less than 200 shares into shares of Series A Preferred Stock on a one-for-one basis. Shares of common stock held by shareholders owning 200 or more shares will remain outstanding and be unaffected by the reclassification.

The net effect of the reclassification will be to reduce the total number of common shareholders below the level at which the SEC requires extensive reporting. As a result, the Company will realize significant cost savings by removing the burden of its reporting obligations under the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002.

"We are a community bank and we want to focus more on Main Street and Market Street than on Wall Street," said President and CEO Russell G. Cole. "This move will free up an enormous amount of time and money we are forced to spend maintaining the requirements of a publicly-held company".

Current shareholders who hold fewer than 200 shares of common stock - an estimated 158 shareholders representing approximately 0.5% of the total shares outstanding - will swap their shares for the Series A Preferred Stock. Preferred shareholders will have the added benefit of having dividend and liquidation preferences to the Company's common stock and will continue to retain certain voting rights. The Company expects the preferred stock will trade in the same market price range as the common stock and that bid and ask prices for both classes of stock will be posted on the OTC bulletin board.

"This is a very fair way to privatize the Company while allowing all current shareholders to retain their equity interest in the Company," Cole added. "Quite simply, given the high cost of regulation, the benefits of being a publicly traded community bank don't exist today. The trading volume of our stock does not justify the tremendous expense we incur by being a public company. Like many community banks and small companies, we believe this process will allow us to realize substantial cost reductions and efficiencies."

Small banks like FNBI are under increased regulatory and reporting requirements that adversely affect their profitability. Ted Raymond, Chairman, noted, "This is a logical next step in the strategic plan to make the Company more profitable and increase its value. Cutting back on these requirements will allow the Company to continue its 115 year tradition of serving its customer's needs."
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The proposed reclassification is subject to approval by holders of two-thirds of the issued and outstanding shares of the Company's common stock. Shareholders will be asked to approve the reclassification at a special meeting of shareholders, currently expected to be held in December, 2007.

The Company intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction today. The Company will file a definitive proxy statement upon completion of SEC review. All shareholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when these documents are available, as they will contain important information about the reclassification. Shareholders may obtain free copies of the proxy statement and
Schedule 13E-3 when they are available at the SEC's website at http://www.sec.gov. The Company will mail a copy of the definitive proxy statement to all shareholders in advance of the special meeting.

The First National Bank of Ipswich is headquartered in Ipswich with a Boston branch located at the corner of Congress and State Streets and six locations North of Boston in Beverly, Essex, Gloucester, Newburyport, and Rowley, MA, and Portsmouth, NH.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Word such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements.

Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.

These factors include, but are not limited to, statements regarding new business strategies, the Bank's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on 10-QSB, and other factors detailed from time to time in our filings with the Securities and Exchange Commission (SEC). The Company undertakes no obligation to update publicly any forward-looking statement, whether as the result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the SEC.


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